Exhibit (g)(6)

AMENDMENT TO CUSTODY, INVESTMENT ACCOUNTING

AND DATA ACCESS AGREEMENT

This Amendment (“Amendment”) to Custody, Investment Accounting and Data Access Agreement is made this 6th day of January, 2014, by and between HOMESTEAD FUNDS, INC. (the “Client”) and STATE STREET BANK AND TRUST COMPANY, a bank and trust company organized under the laws of The Commonwealth of Massachusetts, with an office at One Lincoln Street, Boston, MA 02111 (“State Street”).

INTRODUCTION:

Pursuant to the Class Actions Services Selection Form (as defined below), the Client may request State Street to transmit information and notices it receives as Custodian for the securities held for the account of the Client pursuant to the Custodian Agreement (as defined below) and file proofs of claim in connection with class actions involving the Client’s US Securities (as defined below). State Street is willing to carry out such transmission and filing on the terms set out in this Amendment and the Class Actions Services Selection Form. In the event of inconsistent terms, the terms and conditions contained in this Amendment shall prevail over those contained in the Custodian Agreement with respect to the Services (defined herein).

IT IS AGREED:

1.	Interpretation

1.1	In this Amendment, unless the context otherwise requires:

“Business Days” means those days on which The New York Stock Exchange is open for regular trading.

“Class Actions Services Selection Form” means that form attached hereto as Annex I, as such may be amended by the parties hereto from time to time.

“Custodian Agreement” means a Custody, Investment Accounting and Data Access Agreement entered into by the Client and State Street dated September 1, 2000 (as amended, modified or supplemented from time to time).

“Fund” means Homestead Funds, Inc. or any of its portfolio series or sub-funds.

“Services” means the transmission, in accordance with the Class Actions Services Selection Form, of all written information actually received by State Street in its capacity as Custodian under the Custodian Agreement regarding any class action or other litigation in connection with the US Securities or other assets issued as may be agreed between the parties and then held, or previously held during the term of the Custodian Agreement by the Custodian for the account of the Client, including, but not limited to, opt-out notices and proof of claims forms, and, to the extent State Street has such information in its capacity as Custodian for the Client under the Custodian Agreement, the filing of proofs of claim in connection with such class actions.

“Term” means the period of time running from the date when State Street received the duly completed and signed Class Actions Services Selection Form until the Custodian Agreement or this Amendment is terminated, whichever is the sooner.

“U.S. Securities” means portfolio assets of the Client for which State Street is serving as Custodian for the Client pursuant to the Custodian Agreement and which are securities or other assets issued in the United States of America that are held, or have been held during the term of the Custodian Agreement by State Street in its capacity as Custodian for the account of the Client, which assets have not been merged into another fund not covered by this Amendment.

1.2	General

(a)	A reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(b)	The singular includes the plural and vice versa.

(c)	The word “person” includes, without limitation, an individual, a firm, an investment company, a body corporate or an unincorporated association.

(d)	The headings in this Amendment are for convenience only and shall not affect its interpretation.

2.	Appointment

The Client appoints State Street to act as an administrator with respect to the Client for purposes of the Services for the Term and on the terms set out in this Amendment. Subject to receiving a duly completed and signed Class Actions Services Selection Form (Annex I) and Fee Schedule (Annex II) State Street accepts such appointment and agrees to render the Services according to the terms set out in this Amendment.

3.	Services

State Street agrees to provide the Services as soon as reasonably practicable subject to the terms of this Amendment. The Client acknowledges that State Street can only notify the Client of relevant class actions when State Street has received notice of the class action and, after a reasonable opportunity to investigate, when State Street’s records as Custodian show that the Client is, or has been, a holder of the relevant U.S. Securities during the identified class action period. For avoidance of doubt, if (a) portfolio assets of U.S. Securities are transferred to another fund not covered by this Amendment through merger or reorganization or (b) upon and at any time after the effective date of any termination of this Amendment, then State Street shall have no responsibility to so transmit any information or file claims regarding class action suits relating to U.S. Securities for the Client.

State Street may only file claims on behalf of the Client on eligible positions held by it in its capacity as Custodian during the identified class action period. State Street will not file any claims for positions held by any other custodian.

4.	Charges

In consideration of State Street providing the Service to the Client, the Client agrees to pay a fee per filing of proof of claim per Fund as set forth on the Fee Schedule attached hereto as Annex II, which fee may be waived by State Street in its sole discretion. Any amount payable in connection with filing for a U.S. class action will be collected at the time of filing. Any amount payable in connection with an extraordinary US class action, as described in the Fee Schedule, will be collected after receipt of, and deducted from, the relevant recovery as soon as such recovery has been paid into the Client’s account with State Street. The Client hereby authorizes State Street to deduct the amount the Client has agreed to pay per filing of proof of claim. In the event that the recovery does not cover the charge or the Client advises that the recovery is not to be paid into an account maintained with State Street, the Client will settle the charges separately.

5.	Responsibility and Liability

With respect to the provisions of this Amendment, the Client agrees and acknowledges the following:

5.1

As the Client’s agent, State Street will provide reasonable support in liaising with the class action administrator to resolve any queries arising from the Client’s participation in the class action. While State Street anticipates that it will be able to provide such support based on information already in its possession, the Client agrees to provide State Street with supporting information and documentation as State Street may reasonably require from time to time in connection herewith. State Street shall have no liability to the Client for any actions taken or not taken in connection with this paragraph if State Street is unable to obtain required supporting information and documentation from the Client to enable it to file the appropriate proof of claim.

5.2

The Client acknowledges that in relation to any proof of claim to be filed by State Street on behalf of the Client with respect to a class action, as indicated on State Street’s specific notification, it is important that only one claim is made on the Client’s behalf. Therefore, the Client acknowledges that it is responsible to ensure that there is no duplication of claims and will ensure that where a proof of claim is to be or is submitted by State Street pursuant to the terms of this Amendment, no other party shall file a proof of claim for participation by the Client in the same eligible class action claim. The Client understands that duplication of claims could result in both claims being rejected and that State Street will have no responsibility should such duplication of claims occur. Should a third party be making a claim on the Client’s behalf, the Client will, upon not less than thirty (30) days’ notice, instruct State Street not to file a claim for the client in the relevant class action.

5.3	All warranties, representations, terms or duties express or implied by statute or otherwise in relation to the Services are hereby excluded, except those which cannot be lawfully excluded.

5.4

In performing the Services and acting on the Client’s instructions, State Street is providing an administrative service and is not acting in a fiduciary capacity. The decision to participate in a class action through the filing of a proof of claim is solely the responsibility of the Client.

5.5	The performance of the Services under this Amendment does not result in State Street assuming any of the obligations of the Client, its investment managers, any custodian or any other agent.

5.6

To the extent permitted by law, State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or non-performance of its duties hereunder unless such loss or damage is solely caused by or results from the gross negligence or wilful misconduct of State Street, its officers or employees.

5.7

State Street shall have no liability for indirect, consequential, incidental, special, or punitive damages arising out of or in connection with the Services even if State Street has been advised of the possibility or likelihood of the same occurring.

5.8

Notwithstanding anything contained in this Amendment or the Custodian Agreement to the contrary, State Street’s cumulative liability under this Amendment, in any event, for each calendar year shall, to the extent permitted by law, be limited to the total fees payable hereunder for the Services during the preceding calendar year. In the case of a preceding calendar year which is not a full year, such fees shall be limited to those actually paid to State Street for that calendar year. In the event that fees are not stated

or that fees have not been charged during the calendar year preceding any claim, State Street’s liability shall not exceed $50,000. This shall be the sole remedy of Client for any loss or damage resulting from State Street’s performance or non-performance of its duties under this Amendment with respect to the Services.

5.9

State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Amendment arising out of or caused, directly or indirectly, by events or circumstances beyond State Street’s reasonable control.

5.10

Without limiting the generality of the foregoing, to the extent that any filing or other information is transmitted or received via Web-based or Internet services, State Street makes no representation or warranty that such transmission or receipt of information will be uninterrupted or error-free or that such information shall remain private and confidential. State Street has no control over the Internet and cannot guarantee that unauthorized parties may not be able to decrypt encrypted messages. Accordingly, in no event shall State Street be liable for any loss, damage, expense or other harm or injury arising out of (i) the performance or non-performance of the Internet or network services used in connection with the transmission or receipt of information over the Internet, including without limitation, the receiving party’s Internet service provider or browser or any other software or (ii) the unauthorized interception or decryption of information transmitted or received via the Internet or network services.

5.11

After the termination of this Amendment or the Custodian Agreement, State Street shall have no responsibility to transmit any information to the Client nor file any proofs of claim for class actions previously notified to the Client or received after such termination and, accordingly, State Street shall have no further responsibility to provide the Services herein to the Client after such termination.

6.	Term

This Amendment shall terminate upon the earlier to occur of (i) the date specified in a written notice of termination sent by either party to the other party or (ii) the effective date that the Custodian Agreement is terminated, regardless of the reason for such termination. State Street shall have no further obligations to the Client to provide the Services hereunder after any such termination unless otherwise agreed in writing.

7.	Notices

Notices and other communications to be given by one party to the other under this Amendment shall be addressed to the receiving party at the address given for it on page one to this Amendment, or to such other address or number as that party may from time to time specify in writing to the other for the purpose.

8.	Miscellaneous

8.1

No failure on the part of any party to exercise, and no delay on its part in exercising, any right or remedy under this Amendment will operate as a waiver, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that right or remedy, or the exercise of any other right or remedy. The rights and remedies provided in this Amendment are cumulative and not exclusive of any rights or remedies provided by law.

8.2

This Amendment shall not be assignable by either party without the prior written consent of the other party, except that State Street may assign its rights and obligations under this Amendment to an affiliate. Any successors or assignees of the Client or State Street shall be bound by this Amendment.

8.3	This Amendment may be amended only by written agreement between the parties.

8.4	This Amendment may be executed in separate counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

8.5

This Amendment constitutes the complete and exclusive agreement of the parties with regard to the Service. It supersedes and terminates as of its effective date, all prior oral or written agreements, arrangements or understandings between the parties relating to the Service.

9.	Governing Law and Jurisdiction

This Amendment and the construction performance and validity of it shall be governed by the laws of The Commonwealth of Massachusetts without regard to its conflict-of-law principles.

10.

Except as specifically superseded or modified herein, the terms and provisions of the Agreement shall continue to apply with full force and effect. In the event of any conflict between the terms of the Agreement prior to this Amendment and this Amendment, the terms of this Amendment shall prevail.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above-written.

HOMESTEAD FUNDS, INC., on

Behalf of Itself or its Listed Portfolios/Sub-Funds

By:	/s/ Peter R. Morris
Name:	Peter R. Morris
Title:	Director, President and Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Annex I

CLIENT NAME: Homestead Funds, Inc.                                                             DATE: January 8, 2014

FUND OR ACCOUNT NAME:

J11A – Homestead Daily Income Fund

J11B – Homestead Short Term Gov’t Fund

J11D – Homestead Short Term Bond Fund

J11E – Homestead Value Fund

J11F – Homestead Small Company Stock Fund

J11G – Homestead Growth Fund

J11H – Homestead International Value Fund

OBAU – Homestead Stock Index Fund

RELATIONSHIP:    CUSTODY [X]        TRUST [    ]

Please select [x] from the options indicated below:

CLASS ACTION NOTICES

Please select from the options listed below if you would like written notices relating to class actions forwarded to you by State Street Bank and Trust Company (“State Street”). Such noticed would include only those which are received by State Street from its agents and subcustodians or from issuers of securities currently or formerly held in your account(s) while a customer of State Street.

[x]	DO NOT FORWARD any class action notices
[ ]	FORWARD all class action notices to the following party

Please list e-mail address if forward is selected:

FILING FOR PARTICIPATION IN CLASS ACTIONS

If you want State Street to file or take any other action on your behalf for participation in any class actions in connection with U.S. Securities currently or previously held in your account, you must direct State Street. You may establish a standing instruction by selecting the first option below. Please note that if you do elect to have State Street file on your behalf, we will NOT file for you to be lead plaintiff in any class action lawsuits or to be excluded from a class of any particular class action. State Street will not file on your behalf without valid direction. If State Street files a class action claim on your behalf and any proceeds are realized therefrom, the proceeds will be applied back to the affected fund.

ERISA TRUST CLIENT ONLY: Please note that any standing instruction set forth below will not apply to class actions involving employer securities (as defined in ERISA Section 407) held in any ERISA trusts. State Street will require an independent direction should you choose to participate or not participate in any such class actions.

Please choose one of the following:

[x] FILE on my behalf to participate in all U.S. class actions for which you reasonably believe I am eligible. Additionally FILE on my behalf to participate in any non-US class action for which you reasonably believe I may be eligible unless there is a legal restriction preventing you from doing so. Your filing determination shall be based solely upon your own records of securities currently or previously held in my account(s) at State Street without any further review or inquiry by you. State Street is hereby authorized to submit any such filings or data required for any filings electronically, including via e-mail, where possible.

[    ] DO NOT FILE on my behalf any class actions.

LIMITATION ON LIABILITY

State Street shall act with reasonable care in providing such services as you may elect relating to class actions and shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of State Street, its officers or employees. State Street shall not be liable for any special, indirect, incidental or consequential damaged of any kind whatsoever (including, without limitation, attorneys’ fees) arising out of any act or failure to act hereunder. In any event, State Street’s cumulative liability during each calendar year relating to any class action services, regardless of the form of action or legal theory shall be limited to the feed paid to it hereunder during the preceding year of any liability or loss suffered by a Client. If this Schedule had been in effect less than one year, at the time a liability arises, State Street’s cumulative liability shall be limited to the fees paid to it during the effective period. In the event that fees are not stated or that fees have not been charges during the calendar year preceding any claim, State Street’s liability shall not exceed $50,000. State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this fee schedule arising out of or caused, directly or indirectly, by events of force majeure.

Without limiting the generality of the foregoing, to the extent that any filing or other information is transmitted or received via Web-based or Internet services, State Street makes no representation or warranty that such transmission or receipt of information will be uninterrupted or error free or that such information shall remain private and confidential. State Street has no control over the internet and cannot guarantee that unauthorized parties may not be able to decrypt encrypted messages. Accordingly, in no event shall State Street be liable for any loss, damage, expense or other harm or injury arising out of (i) the performance or non-performance of the Internet or network services used in connection with the transmission or receipt of information over the Internet, including without limitation, the receiving party’s Internet service provider or browser or any other software or (ii) the unauthorized interception or decryption of information transmitted or received via the Internet or network services.

STANDING INSTRUCTIONS

State Street is hereby instructed to implement the procedure(s) in regard to class action notices and filings as specified herein. These standing instructions shall supersede all prior directions relating to class actions and shall remain in effect until otherwise modified or until termination of any custodian or trust agreement applicable to you.

/s/ Peter R. Morris
Signature

Director, President and Chief Executive Officer
Title

Annex II

State Street Bank And Trust Company

Class Actions Services Fee Schedule

Filing proofs of claim for U.S. class actions:	$125 per account, per filing; collected at the time of filing

Filing proofs of claim for extraordinary U.S. class actions (as determined by State Street, e.g. NASDAQ, Cendant):

2% of proceeds realized (less $125 filing fee); collected at the time of payment of proceeds.

Minimum $125 charge per account, per filing.

State Street reserves the right to assess additional fees, with notice to the client, in connection with extraordinary class action events.